Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2016 Results; On Track to Deliver 2017 Operating Plan and Strategic Priorities

HOUSTON--(BUSINESS WIRE)--February 2, 2017--ConocoPhillips (NYSE: COP) today reported a fourth-quarter 2016 net loss of $35 million, or ($0.03) per share, compared with a fourth-quarter 2015 net loss of $3.5 billion, or ($2.78) per share. Excluding special items, fourth-quarter 2016 adjusted earnings were a net loss of $318 million, or ($0.26) per share, compared with a fourth-quarter 2015 adjusted net loss of $1.1 billion, or ($0.90) per share. Special items for the current quarter were primarily driven by gains on a sale in Senegal and a Minnesota iron ore reversionary interest, as well as net benefits from non-cash impairments.

Full-year 2016 earnings were a net loss of $3.6 billion, or ($2.91) per share, compared with a full-year 2015 net loss of $4.4 billion, or ($3.58) per share. Excluding special items, full-year 2016 adjusted earnings were a net loss of $3.3 billion, or ($2.66) per share, compared with a full-year 2015 adjusted net loss of $1.7 billion, or ($1.40) per share.

“Our recent performance highlights the significant changes we’ve made as a company to respond to a world of lower and more volatile commodity prices,” said Ryan Lance, chairman and chief executive officer. “For the second quarter in a row our cash from operating activities exceeded capital expenditures and dividends paid. Our capital intensity and cost structure are dramatically lower, we’ve increased our dividend, and our debt reduction and share buyback programs are underway. We are delivering our operational milestones and our 18 BBOE of resources with an average cost of supply less than $40 per barrel Brent represents a deep source of high-return future investments. Our disciplined, returns-focused value proposition will enable us to deliver predictable performance to shareholders through the cycles.”

2016 Summary

•	Achieved full-year production excluding Libya of 1,567 MBOED; 3 percent production growth adjusted for downtime and dispositions.
•	Capital expenditures of $4.9 billion, a more than 50 percent reduction compared with 2015.
•	Reduced production and operating expenses by 19 percent year over year; reduced adjusted operating costs by 19 percent year over year.
•	Achieved project startups at APLNG Train 2 in Australia, Foster Creek Phase G and Christina Lake Phase F in Canada, Alder in Europe, Malikai in Malaysia, and Bohai wellhead platform J in China.
•	Significant discovery at the Willow prospect in Alaska.
•	Generated proceeds of $1.3 billion from asset dispositions.
•	Announced preliminary year-end proved reserves of 6.4 billion BOE.
•	Initiated $3 billion share buyback program in mid-November.

Fourth-Quarter Review

Production excluding Libya for the fourth quarter of 2016 was 1,587 thousand barrels of oil equivalent per day (MBOED), a decrease of 12 MBOED compared with the same period a year ago. The decrease was the result of normal field decline and dispositions, partly offset by new production from major projects and development programs, improved well performance, and lower downtime. Excluding the net impact from dispositions of 70 MBOED and reduced downtime of 13 MBOED, production increased 45 MBOED, or 3 percent.

For the quarter, strong operational performance continued across the portfolio. In the Lower 48, the operated rig count increased to eight at year-end, with rigs added in the Eagle Ford and Bakken. Record production levels were achieved in the oil sands assets in Canada, driven in part by continued ramp up at Surmont and first production from Christina Lake Phase F. In Alaska, the first phase of the Drill Site 2S project was successfully concluded. First production was achieved at Alder in Europe and development drilling continued in the Greater Ekofisk Area. APLNG Train 2 achieved first cargo in Australia and first oil was achieved at Malikai in Malaysia and at the Bohai wellhead platform J in China. Production also resumed in Libya and averaged 9 MBOED for the quarter.

Earnings were higher compared with the fourth quarter of 2015 due to lower non-cash impairments, which were treated as special items, higher realized prices and lower exploration expenses. Adjusted earnings were improved compared with fourth-quarter 2015 primarily due to higher realized prices and lower exploration expense. The company’s total realized price was $32.93 per barrel of oil equivalent (BOE), compared with $28.54 per BOE in the fourth quarter of 2015, reflecting higher average realized prices across all commodities.

For the quarter, cash provided by operating activities was $1.44 billion. Excluding a $0.31 billion change in operating working capital, ConocoPhillips generated $1.75 billion in cash from operations. In addition, the company received proceeds from asset dispositions of $0.9 billion, funded $1.0 billion in capital expenditures and investments, repaid debt of $1.4 billion, paid dividends of $0.3 billion, and repurchased company common stock for $0.1 billion.

Full-Year Review

Production excluding Libya for 2016 was 1,567 MBOED, compared with 1,589 MBOED for the same period in 2015. Production decreased due to normal field decline and dispositions, partly offset by new production from major projects and development programs, improved well performance, and lower downtime. Excluding the net impact from dispositions of 72 MBOED and reduced downtime of 6 MBOED, production increased 44 MBOED, or 3 percent.

Earnings were higher compared with 2015 primarily due to reduced non-cash impairments that were treated as special items, partially offset by lower realized prices. Adjusted earnings were lower compared with 2015 primarily due to lower realized prices. The company’s total realized price during 2016 was $28.35 per BOE, compared with $34.34 per BOE in 2015. This reflected lower average realized prices across all commodities.

In 2016, cash provided by operating activities was $4.4 billion. Excluding a $0.5 billion change in operating working capital, ConocoPhillips generated $4.9 billion in cash from operations. In addition, the company received proceeds from asset dispositions of $1.3 billion, funded $4.9 billion in capital expenditures and investments, paid dividends of $1.3 billion, and repurchased company common stock for $0.1 billion. The company also increased debt by $2.3 billion and purchased a net $0.1 billion in short-term investments. At year-end 2016, ConocoPhillips had $3.6 billion of cash and cash equivalents, and $0.1 billion of short-term investments.

Reserves Update

Preliminary year-end 2016 proved reserves are 6.4 billion BOE. The total reserve replacement ratio, including dispositions and market factors, is expected to be negative 194 percent.

Additions excluding market factors and dispositions are expected to be 482 million BOE, approximately half of which are from conventional assets, one quarter from unconventional assets and one quarter from oil sands and LNG assets. This results in an 81 percent replacement from additions. Market factors reduced reserves by 1.6 billion BOE. These were primarily related to lower commodity prices, with approximately 70 percent of the reductions from the oil sands. Of the total reduction from market factors, approximately 90 percent came from proved undeveloped reserves. The company expects to rebook reserves with improving prices. Dispositions were an impact of 29 million BOE.

Final information related to the company’s 2016 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in late February.

Outlook

Full-year 2017 production is expected to be 1,540 to 1,570 MBOED. This results in flat to 2 percent growth compared with full-year 2016 production, excluding Libya, of 1,540 MBOED when adjusted for 2016 dispositions of 27 MBOED. First-quarter 2017 production is expected to be 1,540 to 1,580 MBOED. Production guidance for 2017 excludes Libya and the impact of future dispositions.

Guidance for production and operating expenses is $6.1 billion, which results in adjusted operating cost guidance of $6.0 billion.

The company’s 2017 guidance for capital expenditures is $5.0 billion; corporate segment net expense is $1.3 billion or $1.2 billion adjusted corporate segment net expense; depreciation, depletion and amortization is $8.0 billion; and exploration dry hole and leasehold impairment expense is $0.2 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EST to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $90 billion of total assets, and approximately 13,300 employees as of Dec. 31, 2016. Production excluding Libya averaged 1,567 MBOED in 2016, and preliminary proved reserves were 6.4 billion BOE as of Dec. 31, 2016. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We use the term "resource" in this presentation that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, adjusted dry hole and leasehold impairment and adjusted corporate segment net expense, cash from operations excluding working capital, and replacement from additions. Operating costs is defined by the Company as the sum of production and operation expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that are included as adjustments to adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Replacement from additions is defined by the Company as a ratio representing the change in reserves excluding production, sales and market factors divided by production.
The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs, adjusted operating costs, adjusted dry hole and leasehold impairment, and adjusted corporate segment net expense, are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company further believes that the non-GAAP measure adjusted operating costs, adjusted dry hole and leasehold impairment, and adjusted corporate segment net expense provides a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. Cash from operations excluding working capital is useful to investors to help facilitate comparisons of the Company’s financial performance across periods. The company believes that the non-GAAP measure cash from operation excluding working capital is useful to investors to help understand changes in cash from operations excluding the impact of working capital changes across periods on a consistent basis and with the performance of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company believes that the non-GAAP measure replacement from additions is useful to investors to help understand how additions to the Company’s reserves from all sources other than changes in market factors, such as price, and dispositions compare with the Company’s production. The Company believes replacement from additions, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.
Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.
Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.
References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated

	4Q16				4Q15				2016 FY				2015 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$(35)	(0.03)			(3,450)	(2.78)			(3,615)	(2.91)			(4,428)	(3.58)
Adjustments:
Impairments	(122)	70	(52)	(0.04)	3,574	(832)	2,742	2.21	566	(185)	381	0.31	4,194	(1,117)	3,077	2.48
Pension settlement expense	52	(15)	37	0.03	66	(17)	49	0.04	203	(61)	142	0.11	196	(53)	143	0.11
International tax law changes	-	-	-	-	-	-	-	-	-	(161)	(161)	(0.13)	-	(426)	(426)	(0.34)
Restructuring	13	(5)	8	0.01	77	(22)	55	0.04	158	(54)	104	0.08	439	(157)	282	0.23
Net gain on asset sales	(146)	8	(138)	(0.11)	(455)	89	(366)	(0.29)	(239)	33	(206)	(0.16)	(494)	99	(395)	(0.32)
Deferred tax adjustment	-	-	-	-	-	-	-	-	-	(68)	(68)	(0.05)	-	-	-	-
Tax impact from country exit	-	-	-	-	-	-	-	-	-	-	-	-	-	(28)	(28)	(0.02)
Pending claims and settlements	-	-	-	-	94	(32)	62	0.05	(13)	5	(8)	(0.01)	94	(32)	62	0.05
Rig termination	-	-	-	-	-	-	-	-	134	(47)	87	0.07	383	(137)	246	0.20
APLNG tax functional currency change	-	-	-	-	-	-	-	-	174	-	174	0.14	-	-	-	-
Malaysia deferred tax recognition	-	(47)	(47)	(0.04)	-	-	-	-	-	(47)	(47)	(0.04)	-	-	-	-
Minnesota iron ore reversionary interest	(92)	1	(91)	(0.08)	-	-	-	-	(92)	1	(91)	(0.07)	-	-	-	-
Tax benefit on interest expense	-	-	-	-	(30)	(179)	(209)	(0.17)	-	-	-	-	(30)	(179)	(209)	(0.17)
Depreciation volume adjustment	-	-	-	-	-	-	-	-	-	-	-	-	(75)	27	(48)	(0.04)
Adjusted earnings / (loss)			$(318)	(0.26)			(1,117)	(0.90)			(3,308)	(2.66)			(1,724)	(1.40)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Reconciliation of Production and Operating Expenses to Adjusted Operating Costs
$ Millions, Except as Indicated

	4Q16	4Q15	FY 2016	FY 2015	FY 2017 Guidance

Production and operating expenses	1,342	1,582	5,667	7,016	5,200
Production and operating expenses - percent reduction	-15%		-19%
Adjustments:
Selling, general and administrative (G&A) expenses	167	283	723	953	550
Exploration G&A, G&G and lease rentals	169	273	731	1,127	350
Operating costs	1,678	2,138	7,121	9,096	6,100
Operating costs unadjusted - percent reduction	-22%		-22%

Adjustments to exclude special items
Less restructuring	(13)	(77)	(158)	(439)	-
Less pension settlement expense	(52)	(66)	(203)	(196)	(150)
Less impairments	(11)	(86)	(47)	(86)	-
Less rig termination	-	-	(134)	(335)	-
Less pending claims and settlements	-	-	(43)	-	-
Adjusted operating costs	1,602	1,909	6,536	8,040	~6,000
Adjusted operating costs - percent reduction	-16%		-19%

ConocoPhillips
Reconciliation of dry hole and leasehold impairment
$ Millions, Except as Indicated

	FY 2016	FY 2017 Guidance

Dry holes	718	150
Leasehold impairment	466	50
Total	1,184	200

Adjustment to exclude special items
Less impairments	(454)	-
Adjusted dry hole and leasehold impairment	730	~200

ConocoPhillips
Reconciliation of adjusted corporate segment net expense
$ Millions, Except as Indicated

	FY 2016	FY 2017 Guidance

Corporate and Other earnings	(1,329)	(1,300)

Adjustments to exclude special items
Less pension settlement expense	(203)	(150)
Less restructuring	(76)	-
Less pending claims and settlements	(20)	-
Less impairments	(50)	-
Less tax on special items	110	50
Adjusted corporate segment net expense	(1,090)	~(1,200)

ConocoPhillips
Reconciliation of preliminary year-end reserves to replacement from additions
MMBOE, except as indicated

End of 2015	8,180
End of 2016	6,424
Change in reserves	(1,756)

Production[1]	598
Change in reserves excluding production[1]	(1,158)
Total reserve replacement ratio	-194%

Sales	(29)
Market factors	(1,611)
Changes in reserves excluding production[1], sales and market factors	482
Replacement from additions	81%

1 Production includes fuel gas and Libya

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Andy O’Brien, 281-293-5000 (investors)
andy.m.obrien@conocophillips.com